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Crystal Decisions, Inc.

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The following is a series of questions and answers for customers of Crystal Decisions, which was posted on the internal web site of Crystal Decisions on July 29, 2003, and is being distributed to Crystal Decisions customers in connection with the July 18, 2003 announcement of an Agreement and Plan of Merger between Business Objects, S.A. and Crystal Decisions, Inc.

This Customer FAQ contains information regarding what the Business Objects announcement means for you and for Crystal Decisions. It is important to note that per global regulations regulating mergers and acquisitions, we cannot make statements about specific plans for the combined company until after the transaction has closed (expected in the last quarter of calendar year 2003). This includes plans regarding employees, pricing, product, and integration. We can, however, offer general principles we intend to follow in integration planning. Please contact your Crystal Decisions Account Manager to discuss any further questions you may have.

Why did Crystal Decisions enter into an agreement to be acquired by Business Objects?
Upon the close of the transaction, we believe the combined company will have a stronger and more complete product line and a very powerful range of sales channels in the Business Intelligence industry. Business Objects comments further on the impact it expects the combined company will have on the industry and on customers:

“The market is crying for a clear leader now. Customers want to pick their standard, and the new combined company becomes the obvious choice for standardization... In addition, both companies are doing very well and are at a good point to create a compelling, complementary product roadmap that will benefit our customers.” (Business Objects FAQ)

What are the terms of the transaction?
The value of the transaction is approximately $820 million. The ownership of the new combined company will be comprised of approximately 29% ownership by current Crystal Decisions shareholders, and approximately 71% ownership by current Business Objects shareholders. Please refer to the Business Objects FAQ for more information regarding the terms and financial logic behind the transaction.

How does Crystal Decisions feel about this announcement?
We are very excited to become part of what we believe will be a leading provider of business intelligence solutions by entering into the merger agreement with Business Objects. We feel that Crystal Decisions and Business Objects are a perfect fit from a product, market, and cultural perspective. From an external perspective, initial analyst and market communications are reporting the acquisition as a positive move for customers, partners and the market. We are confident that both the short and long term benefits of the combined company will help meet partner and customer needs.

How will the Crystal Decisions products fit with the Business Objects suite?
The two companies’ complementary product lines will be engineered to enhance one another further in the future, and we are highly confident they will serve customer needs across the Business Intelligence space. According to a recent statement by Business Objects:

“In 2004, we will continue to enhance each company’s product line and work to create a common user experience and shared system management infrastructure around both product sets. We share a vision to leverage these complementary strengths and continue to evolve an integrated, market-leading product line that serves all users and segments in the BI space.” (Business Objects FAQ)

Will there be a new product roadmap, and when will we see it?
The Integration Office, established with members from both Crystal Decisions and Business Objects, will be working hard to create a new roadmap for the new combined company, which will be made available after the transaction closes. Business Objects speaks to this in more detail:

“Between now and the time the acquisition closes, expected in Q403, our research and development team will be working diligently to present in more detail the integrated roadmap for the company’s product line. In the meantime we encourage you to continue your normal deployment plans. You can be sure that we will manage our product roadmap with your best interests in mind.” (Business Objects Letter to Customers)

If I buy Crystal products today, will I be forced to migrate to Business Objects products?
No. There will be no forced upgrades to Business Objects technologies, and we share a vision with Business Objects that the two products complement one another and do not replace one another.

“The two product lines are complementary and there will be no forced migrations. We do intend to build strong integration between the products, so customers can benefit quickly from the product lines working together more closely.” (Business Objects FAQ)

Will version 10 of the Crystal Decisions product line still be released?
There is no change to any of the plans or timelines for the development and delivery of the Version 10 Crystal Decisions products.

What will be offered in the Crystal Decisions version 10 product line?
Version 10 is proceeding exactly as planned. The announcement does not affect the version 10 offering including the product road map, the features, or the functionality. For more information about the version 10 product line, please contact your Crystal Decisions Partner Manager.

What will happen to Crystal products after version 10?
Business Objects has stated its intentions to continue the Crystal product line as it is highly complementary to the products offered by Business Objects. The Business Objects FAQ states:

“We plan to continue both core product lines. We believe that Business Objects and Crystal’s products largely exist as separate categories in the minds of customers. The products are fundamentally complementary.” (Business Objects FAQ)

Will Crystal Reports be discontinued?
There is no indication from Business Objects that any product line will be discontinued, and we are confident that Business Objects will continue to support our product line. You should feel comfortable based on the comments in the Business Objects FAQ that product lines including Crystal Reports will continue to evolve and be supported.

“Crystal has a tremendous asset in the developer community and we fully intend to continue supporting that group. The Crystal brand is one of the company’s major strengths, particularly within the IT community.” (Business Objects FAQ)

If I buy Crystal products today, how long will they be supported and maintained?
When you purchase a standard maintenance package for version 9 products, you will receive upgrades to the version 10 products when they become generally available. You will also receive the standard contractual three years of product support following the general availability of the product. In addition to their legal obligations under existing Crystal Decisions contracts, we believe that Business Objects recognizes the value of maintaining customer support.

You announced you are going to extend support for Seagate Info. Will that continue?
Yes. Business Objects CEO Bernard Liautaud stated in a conference call “...We will continue to support both product lines.” (Conference call July 18, 2003)

Will my support levels be impacted?
We believe Business Objects is buying us because of our strengths, and technical support is one area where we believe Crystal is recognized as a leader for superior customer service. We expect the combined company will offer the same world-class support once the acquisition is completed.

“We are committed to having a world-class support organization, and we intend to integrate and leverage the strengths of both companies. In the meantime, we will operate as usual and ask you to work with your current Business Objects or Crystal Decisions support contacts.” (Business Objects Letter to Customers).

We were planning to replace our Business Objects deployment with Crystal. Should we still go ahead with that strategy?
If your requirements suggest that Crystal Decisions products will be a better fit for your needs, then there is absolutely no reason not to proceed with implementing your Crystal solution. Upon the close of the transaction, you also will have the added advantage of having one vendor solution that will address all future needs.

Should I just wait until the transaction is completed?
No. The acquisition is not expected to close for at least several months, and we expect it will be well into the future before we see the product line evolve.

I’m considering both Crystal Decisions and Business Objects technologies. Should I just call Business Objects and buy from them?
No. The acquisition is not complete and the companies are operating independently until the transaction closes, which is expected to occur in 3-4 months time. Your purchasing decisions should be focused on which technology best services your needs, particularly if your organization requires a solution today. Until the acquisition is complete, Business Objects cannot sell Crystal Decisions products.

Will the new combined company honor my existing or newly negotiated terms and conditions?
Yes, upon the closing of the transaction, Business Objects will take the place of Crystal Decisions in all of Crystal’s contracts.

If I buy Crystal will I get Business Objects in the future? No. We have no indication from Business Objects that suggests this will be the case.

Can I buy Crystal Decisions product at my Business Objects negotiated discount?
No. The two companies are separate entities until the acquisition is complete, and any special terms or discounts you have negotiated with Business Objects do not apply to Crystal Decisions products.

Should I wait to purchase in order to receive the lower of the two discounts? No. Your discounts will be applicable to the Crystal Decisions products only, and there is no benefit to waiting.

Will I get a better financial arrangement if I wait?
No. As a company with technical and business needs, you should purchase the software in the time frame that meets your business requirements. There will be no advantage to delaying your decision (including economics). Crystal Decisions is going to continue to aggressively compete to win your business on the overall merits of our offer.

Can I have both my Crystal Decisions and Business Objects account managers in a meeting to discuss my technology and business needs?
No. The two companies are competitors until the acquisition is complete, and as such may not legally work together on customer accounts.

Who is going to be my account manager after the acquisition? Business Objects has indicated that there will be one account management team for each customer once the acquisition is complete.

“Both companies will continue to have separate account management during 2003. Shortly after the transaction closes, our plan is to assign you one account team to manage your relationship with the combined company.” (Business Objects Letter to Customers)

I like Crystal’s ability to integrate with partner technologies like SAP, Microsoft and IBM. Are these relationships going to continue?
Crystal’s partnerships are an important part of our success, and Business Objects has acknowledged this as a strength. We don’t anticipate our partner strategy changing once the new combined company is created, and we feel our partner’s customers will be best served this way.

“The combined company will benefit from unparalleled strength in distribution and will be able to leverage Crystal Decisions’ more than 350 OEM partners, including Microsoft, PeopleSoft and SAP; the Crystal Decisions reseller, distributor, and inside sales channels; both companies’ enterprise sales organizations; and the Business Objects relationships with major systems integrators and resellers.” (Business Objects FAQ)

What should I know about the integration process?
We believe the new combined company is the strongest possible combination in the Business Intelligence space. The technologies, cultures and strengths of the two companies are complementary. We have already established an Integration Office reporting to Business Object’s CEO Bernard Liautaud, and the planning for a successful transition is a top priority for both companies.

Additional Information About the Proposed Acquisition and Where to Find It

Business Objects and Crystal Decisions intend to file with the SEC a joint proxy statement/prospectus/information statement and other relevant materials in connection with the proposed acquisition of Crystal Decisions by Business Objects. The joint proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. Investors and security holders of Business Objects and Crystal Decisions are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available because they will contain important information about Business Objects, Crystal Decisions and the proposed acquisition. The joint proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Crystal Decisions by Business Objects and Crystal Decision’s strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the reaction of customers of Crystal Decisions and Business Objects to the transaction; Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’ customers; the introduction of new products by competitors or the entry of new competitors into the markets for Crystal Decisions and Business Objects products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Crystal Decisions’ business and financial results is included in Crystal Decisions’ Annual Report on Form 10-K for the fiscal year ended June 28, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003 and Crystal Decisions’ Registration Statement on Form S-1 and all amendments thereto, initially filed by Crystal Decisions on May 23, 2003, including (without limitation) under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. Crystal Decisions assumes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.